Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(213) 627-9888
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Completes Acquisition of First American International Corp. and Opens New Branch in Irvine (Orange County), California

Los Angeles, CA, October 15, 2018 – RBB Bancorp (NASDAQ: RBB) announced today that it has completed its previously announced acquisition of First American International Corp. (“FAIC”), the parent company of First American International Bank in New York. As a result of the transaction, FAIC merged with and into RBB, and FAIC’s wholly owned bank subsidiary, First American International Bank merged with and into RBB’s wholly owned bank subsidiary, Royal Business Bank.  The transaction brings RBB’s total assets to approximately $2.7 billion, based on information as of June 30, 2018.

RBB also announced that it has signed a lease for another branch in Flushing, Queens, New York.  The branch will be located at 135-34 Roosevelt Avenue.  Pending regulatory approval, the branch is expected to open by the end of 2018.  On October 16th, RBB opened a new branch in Irvine (Orange County), California, located at 14725 Jeffrey Road.

Yee Phong (Alan) Thian, CEO and Chairman of the Board of RBB, commented, “We are very pleased to welcome FAIC’s customers, employees and shareholders to RBB Bancorp.  We plan to operate our New York branches as First American International Bank, A Division of Royal Business Bank, which we believe will enable our new customers to become accustomed to the RBB brand. We are excited to offer First American International customers more services and greater convenience. Following the system conversion in December, we plan to add remote deposit capture, corporate internet banking, corporate analysis accounts, C&I lending, SBA lending, and automobile lending to our New York operations. We believe this expanded suite of product offerings will provide a superior banking experience for our customers, as well as allowing us to win a greater share of their banking business.”

Mr. Thian added, “This combination brings together two strong community banks with proven business models and similar cultures that we believe will mesh well together. We now have a strong presence in the largest Asian-American markets on both coasts, positioning RBB to continue our robust growth. Since we went public in 2017, we have more than doubled the size of RBB and built a strong business model centered around core community banking that we believe will produce attractive long-term returns for our shareholders.

“We are also pleased that Mr. Raymond Yu, the Chairman of FAIC, has agreed to join our holding company and bank boards as Vice Chairman, along with FAIC director Mr. Alfonso Lau.  Their continued presence, together with the rest of the FAIC team, will help ensure continuity in market presence and leadership,” said Mr. Thian.

Pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger dated April 23, 2018 by and between FAIC and RBB (the “Merger Agreement”), each share of the common stock of FAIC has been converted into the right to receive (i) 1.3472 shares of the common stock, no par value per share, of RBB and (ii) $15.30 in cash.  Holders of in-the-money FAIC stock options (“FAIC Stock Options”) received an amount equal to (1) $51.00 minus (2) the exercise price per share with respect to the corresponding FAIC Stock Option.  The final ownership of the combined entity based on FAIC common shares outstanding immediately prior to the effective time of the merger is 84.79% owned by original RBB shareholders and 15.21% owned by former FAIC shareholders.

Pursuant to the terms of the Merger Agreement, prior to the close of the merger, FAIC repurchased $17 million of preferred stock held by the United States Treasury and issued under the Troubled Asset Relief Program.  RBB assisted in financing $7 million of such repurchase.

Corporate Overview

RBB Bancorp is a community-based bank holding company headquartered in Los Angeles, California.  Including FAIC, RBB has total assets of approximately $2.7 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, and now Brooklyn, Queens, and Manhattan in New York.  RBB services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. Royal Business Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, and eight branches and two loan offices in Brooklyn, Queens and Manhattan in New York. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. RBB Bancorp's website address is www.royalbusinessbankusa.com.

Forward-Looking Statements

This press release may contain a number of forward-looking statements. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control.

We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.